                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             THOMAS & BETTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                  [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1997

To the Shareholders of THOMAS & BETTS CORPORATION:

    The Annual Meeting of Shareholders of Thomas & Betts Corporation (the "Corporation") will be held at the Winegardner Auditorium, The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, on May 7, 1997, at 10:00 a.m. to take action with respect to:

    1.  Election of twelve directors;

    2. Amendment of the 1993 Management Stock Ownership Plan to establish a maximum number of shares for which grants may be made to any employee in any given year, as described in the accompanying Proxy Statement;

    3. Ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants; and

    4. Such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 10, 1997, will be entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment thereof.

    Whether or not you expect to attend the meeting in person, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY to: Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180.

                                              JANICE H. WAY, CORPORATE SECRETARY
1555 Lynnfield Road
Memphis, Tennessee 38119
March 24, 1997

                             YOUR VOTE IS IMPORTANT
                       PLEASE RETURN YOUR PROXY PROMPTLY

                           THOMAS & BETTS CORPORATION
                                PROXY STATEMENT

                             SOLICITATION OF PROXY

    THE ENCLOSED PROXY IS BEING MAILED AND SOLICITED BEGINNING THE 24TH DAY OF MARCH, 1997, BY AND ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF THOMAS & BETTS CORPORATION (THE "CORPORATION") whose principal executive offices are at 1555 Lynnfield Road, Memphis, Tennessee 38119, for use in connection with the Annual Meeting of Shareholders to be held at 10:00 a.m. on May 7, 1997, at the Winegardner Auditorium, The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, and at any adjournment thereof (the "Annual Meeting"). The matters to be considered and acted upon at such Annual Meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies that are returned properly signed will be voted as specified on the proxy card. If choices are not specified on the proxy card, the shares will be voted as recommended by the Board. The Bylaws of the Corporation require that the holders of a majority of the total number of shares entitled to vote be represented in person or by proxy in order for the business of the meeting to be transacted.

    The cost of soliciting proxies for the Annual Meeting will be borne by the Corporation. The Corporation has retained Hill and Knowlton, Inc., 466 Lexington Avenue, New York, N.Y. 10017, to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions, and to assist in soliciting proxies, for a fee estimated at $6,000 plus expenses. In addition, directors, officers and other employees may solicit proxies in person or by mail or telecommunication. The Corporation will also reimburse brokers, banks and others who are record holders of the Corporation's shares for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

                              REVOCATION OF PROXY

    A proxy may be revoked by the shareholder by giving written notice of revocation to the Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180, or by filing another proxy with the Inspectors of Election at any time prior to its exercise.

                            COMMON STOCK OUTSTANDING

    At the close of business on March 10, 1997, there were outstanding and entitled to vote at the Annual Meeting 53,726,110 shares of the Corporation's Common Stock, no par value (the "Common Stock"). Holders of record of Common Stock at the close of business on March 10, 1997, will be entitled to one vote for each share held on all matters properly coming before the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table shows persons or groups who are known to the Corporation to be beneficial owners of more than 5% of the outstanding Common Stock as of December 31, 1996.

                                NAME AND ADDRESS                                   AMOUNT AND NATURE OF     PERCENT
                              OF BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP    OF CLASS
--------------------------------------------------------------------------------  ----------------------  -----------
Delaware Management Holdings, Inc...............................................         3,878,440(1)           7.3%
  2005 Market Street
  Philadelphia, Pennsylvania 19103
FMR Corp........................................................................         6,398,441(2)          12.0%
  82 Devonshire Street
  Boston, Massachusetts 02109
Scudder, Stevens & Clark, Inc...................................................         3,123,987(3)           5.9%
  2 International Place
  Boston, Massachusetts 02110

------------------------

(1) Information provided on Schedule 13G by Delaware Management Holdings, Inc. as of December 31, 1996, indicates that 3,838,149 shares, or 7.2% of the outstanding Common Stock, are held by its subsidiary Delaware Management Company, Inc., an investment adviser, and held in the accounts of institutional investors, and that of the total number reported above, it has sole dispositive power as to 3,706,940 shares, shared dispositive power as to 171,500 shares, sole voting power as to 282,207 shares, and no voting power as to any other shares.

(2) Information provided on Schedule 13G by FMR Corp. as of December 31, 1996, indicates that it has sole dispositive power as to all 6,398,441 shares, sole voting power as to 152,738 shares, and no voting power as to any other shares.

(3) Information provided on Schedule 13G by Scudder, Stevens & Clark, Inc. as of December 31, 1996, indicates that the shares are held by it as an investment adviser and that it has sole dispositive power as to all 3,123,987 shares, sole voting power as to 841,800 shares, and shared voting power as to 2,006,200 shares.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table provides data on Common Stock beneficially owned as of February 14, 1997, by each director, director nominee, and each of the executive officers named in the Summary Compensation Table (the "Named Executives") and by the directors, director nominees, Named Executives, and executive officers as a group, as reported by each person. Unless otherwise stated, the beneficial owners exercise sole voting and investment power over their shares.

                                                                                 AMOUNT AND NATURE OF        PERCENT
     NAME OF BENEFICIAL OWNER                                                 BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
----------------------------------------------------------------------------  --------------------------  -------------
T. Roy Burton...............................................................              33,272                *
Raymond B. Carey, Jr........................................................               7,000                *
Ernest H. Drew..............................................................               1,800(3)             *
T. Kevin Dunnigan...........................................................             333,271                *
Jeananne K. Hauswald........................................................                 934                *
Fred R. Jones...............................................................              14,991                *
Thomas W. Jones.............................................................               1,202(3)(4)          *
Robert A. Kenkel............................................................               1,000                *
John N. Lemasters...........................................................              14,112(3)(5)          *
Kenneth R. Masterson........................................................                 450                *
Thomas C. McDermott.........................................................               4,524                *
Clyde R. Moore..............................................................             185,267                *
J. David Parkinson..........................................................              25,221(6)             *
Jean-Paul Richard...........................................................                 200                *
Ian M. Ross.................................................................               1,400(3)             *
Gary R. Stevenson...........................................................              51,664                *
William H. Waltrip..........................................................               1,200                *
Directors, director nominees, Named Executives, and executive officers as a
  group (21 including the above)............................................             755,405                  1.4%

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)

--------------------------

 * Less than one percent of the outstanding Common Stock.

(1) Includes shares which may be acquired within 60 days of February 14, 1997, through the exercise of stock options, as follows: Mr. Burton, 21,278; Mr. Dunnigan, 193,096; Mr. Lemasters, 6,356; Mr. McDermott, 3,178; Mr. Moore, 140,136; Mr. Stevenson, 34,610; and all directors, director nominees, Named Executives, and executive officers as a group (11), 452,550.

(2) Includes shares of restricted stock with respect to which the holders have sole voting power but no dispositive power during the restricted period, as follows: Mr. Burton, 9,826; Mr. Carey, 1,000; Dr. Drew, 1,000; Mr. Dunnigan, 47,124; Ms. Hauswald, 684; Mr. F. R. Jones, 8,721; Mr. T. W. Jones, 1,000;
    Mr. Kenkel, 600; Mr. Lemasters, 81; Mr. Masterson, 450; Mr. McDermott, 81; Mr. Moore, 28,109; Mr. Parkinson, 1,000; Dr. Richard, 200; Dr. Ross, 1,000; Mr. Stevenson, 11,132; Mr. Waltrip, 1,000; and all directors, director nominees, Named Executives, and executive officers as a group (21), 141,140.

(3) Amounts do not include phantom stock shares credited to accounts in the Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation, described on page 7, as follows: Dr. Drew, 2,451; Mr. Jones, 3,943; Mr. Lemasters, 44; Dr. Ross, 3,797.

(4) Includes 202 shares with respect to which Mr. Jones shares voting and investment power with his wife.

(5) Includes 317 shares with respect to which Mr. Lemasters shares voting and investment power with his wife.

(6) Includes 1,936 shares with respect to which Mr. Parkinson shares voting and investment power with his wife. Does not include 10,002 shares owned by the wife of Mr. Parkinson with respect to which he disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    On the basis of reports and representations submitted by the directors and executive officers of the Corporation, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934 except that an amended Form 3 was filed by Mr. McDermott to include in his ownership of Common Stock shares held in a custody account that were inadvertently omitted from the total reported on the original filing.

                                 ANNUAL REPORT

    The Corporation's Annual Report to Shareholders for the fiscal year ended December 29, 1996, containing consolidated financial statements reflecting the financial position of the Corporation as of December 29, 1996, and December 31, 1995, and the results of operations and changes in cash flows for each of the years in the three-year period ended December 29, 1996, has been mailed with this proxy material to all shareholders.

1. ELECTION OF DIRECTORS

    At the forthcoming Annual Meeting it is intended that 12 directors shall be elected, each to hold office for the term of one year and until a successor shall be elected and shall qualify. The nominees identified below will be proposed by the Board for the 12 directorships. Shares represented by proxies that are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. Directors are elected by a plurality of the votes cast. Any shares not voted, whether by withholding or broker non-vote, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who shall be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

    Following is information on the principal occupation of each director nominee, positions and offices with the Corporation, and membership on other boards of directors.

[Photo]               ERNEST H. DREW, 59
                      A DIRECTOR SINCE 1989

                      Member of Board of Management (1995 to present) of Hoechst A.G.
                      (chemicals, pharmaceuticals, fibers and plastics). Dr. Drew was
                      Chairman (May 1994 to 1995), Chief Executive Officer (1988 to 1995),
                      and President (1987 to May 1994) of Hoechst Celanese Corporation. He
                      is a director of Public Service Enterprise Group Incorporated.

[Photo]               T. KEVIN DUNNIGAN, 59
                      A DIRECTOR SINCE 1975

                      Chairman (1992 to present) and Chief Executive Officer (1985 to present) of the Corporation. Mr. Dunnigan was President of the
                      Corporation (1980 to 1994). He is a director of C. R. Bard, Inc.,
                      Elsag Bailey Process Automation N.V., and Lukens Inc.

[Photo]               JEANANNE K. HAUSWALD, 52
                      A DIRECTOR SINCE 1993

                      Vice President and Treasurer (1993 to present) and formerly Vice
                      President-Human Resources (1990 to 1993) and Treasurer (1987 to 1990)
                      of The Seagram Company Ltd. (beverages and entertainment/
                      communications).

[Photo]               THOMAS W. JONES, 47
                      A DIRECTOR SINCE 1992

                      Vice Chairman (1995 to present), President and Chief Operating Officer
                      (1993 to present) and formerly Executive Vice President and Chief
                      Financial Officer (1989 to 1993) of Teachers Insurance and Annuity
                      Association--College Retirement Equities Fund (pension system for employees of colleges, universities, independent schools, and related organizations). Mr. Jones is a director and Deputy Chairman of the
                      Federal Reserve Bank of New York and a trustee of Eastern Enterprises.

[Photo]               ROBERT A. KENKEL, 62
                      A DIRECTOR SINCE 1994

                      Formerly Chairman, Chief Executive Officer and Chief Operating Officer
                      (1988 to 1990) of The Pullman Co. (automotive, aerospace and industrial components and products).

[Photo]               JOHN N. LEMASTERS, 63
                      A DIRECTOR SINCE 1996

                      Formerly Chairman and Chief Executive Officer (July to December 1996)
                      of Augat Inc. (electronic connectors). Mr. Lemasters was Chairman and
                      Chief Executive Officer (1988 to 1995) of Computer Products, Inc.
                      (measurement and control components, board-level computers and power supplies for electronics markets). He is a director of Dialogic
                      Corporation.

[Photo]               KENNETH R. MASTERSON, 53
                      A DIRECTOR SINCE 1995

                      Executive Vice President (1996 to present), General Counsel (1981 to present) and Secretary (1993 to present) of Federal Express
                      Corporation (worldwide express delivery services). Mr. Masterson was
                      Senior Vice President of Federal Express Corporation (1981 to 1996).

[Photo]               THOMAS C. MCDERMOTT, 60
                      A DIRECTOR SINCE 1996

                      Chairman (1995 to present), Chief Executive Officer and President
                      (1994 to present) of Goulds Pumps, Incorporated (centrifugal pumps for industrial, domestic and agricultural markets). Mr. McDermott was
                      President and Chief Operating Officer (1986 to 1993) of Bausch & Lomb
                      Incorporated (contact lens, lens-care and eyewear products). He is a director of A. T. Cross Co.

[Photo]               CLYDE R. MOORE, 43
                      A DIRECTOR SINCE 1993

                      President and Chief Operating Officer of the Corporation (1994 to
                      present). Mr. Moore was President-Electrical Division (1992 to 1994)
                      of the Corporation; President and Chief Operating Officer (1990 to
                      1992) of FL Industries, Inc. (electrical components) and President of its American Electric Division (1985 to 1992) prior to its acquisition by the Corporation. He is a member of the advisory board of American
                      Manufacturing Corporation.

[Photo]               JEAN-PAUL RICHARD, 54
                      A DIRECTOR SINCE 1996

                      President and Chief Executive Officer (1996 to present) of AGCO
                      Corporation (agricultural equipment). Dr. Richard was President and
                      Chief Executive Officer (1993 to 1996) of Insituform Technologies,
                      Inc. (trenchless technologies for the rehabilitation and improvement of sewer, water, gas, and industrial pipes); President (1991 to 1993)
                      of Massey Ferguson Group Limited (farm equipment and machinery), a subsidiary of Varity Corporation, and Senior Vice President-Corporate
                      Development (1991 to 1993) of Varity Corporation (farm equipment and machinery, brake systems, wheels, and diesel engines). He is a director of AGCO Corporation.

[Photo]               IAN M. ROSS, 69
                      A DIRECTOR SINCE 1980

                      President Emeritus (1991 to present) and formerly President (1979 to
                      1991) of AT&T Bell Laboratories (research and development for AT&T
                      Corp.; now the Bell Labs unit of Lucent Technologies Inc.). Dr. Ross is a director of The B.F. Goodrich Co. and NACCO Industries, Inc.

[Photo]               WILLIAM H. WALTRIP, 59
                      A DIRECTOR SINCE 1983

                      Chairman (1995 to present) of Bausch & Lomb Incorporated (contact lens, lens-care and eyewear products) and Chairman (1993 to present)
                      of Technology Solutions Company (services and resources to design, develop and implement large-scale computer systems). Mr. Waltrip was
                      Chief Executive Officer of Bausch & Lomb Incorporated (1995 to January
                      1997); Chief Executive Officer (1993 to 1995) of Technology Solutions
                      Company; Chairman (1992 to 1993), Chief Executive Officer and
                      President (1991 to 1993) of Biggers Brothers, Inc. (food service distributors); and Vice Chairman (1991 to 1992) of Unifax, Inc., the
                      parent corporation of Biggers Brothers, Inc. He is a director of
                      Bausch & Lomb Incorporated, Teachers Insurance and Annuity
                      Association, and Technology Solutions Company.

                             THE BOARD OF DIRECTORS

    The Board establishes broad corporate policy and gives guidance to the Corporation. In 1996, there were seven meetings of the Board and actions by unanimous written consent on three occasions, and 10 meetings of committees of the Board plus action by unanimous written consent on one occasion. All directors except Dr. Richard and Mr. Waltrip attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 90.6%.

    Nonemployee directors receive a retainer fee of $24,000 per year plus a fee of $2,000 for each Board meeting and $1,500 for each regularly scheduled committee meeting attended. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Each committee chairman receives an additional retainer fee of $3,500 per year. Employee directors do not receive any fees for serving as a director of the Corporation or as a member or chairman of any committee of the Board. Under the Thomas & Betts Corporation Restricted Stock Plan for Nonemployee Directors, each person who is elected a director at the annual meeting of shareholders receives an award of 200 restricted shares of Common Stock. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain restricted until such director's termination of service as a director.

    The Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation provides for a director to defer all or a portion of compensation earned for services as a director. Any amount so deferred is valued, in accordance with the director's election, as if invested in a one-year Certificate of Deposit or in a hypothetical investment in Common Stock. A deferred fee account is payable only in cash and is distributed, in accordance with the director's election, in a lump sum or in installments, upon termination of service or on January 15 or July 15 of a year specified by the director.

    In accordance with the Thomas & Betts Corporation Retirement Plan for Nonemployee Directors, directors (excluding those who are current or former employees of the Corporation) who have served on the Board for at least five years will receive upon retirement an annual benefit payable over a five-year period equal to 50% of the amount of the annual retainer fee in effect at retirement. Each additional year of service up to an aggregate of ten years increases the amount of the benefit payable by ten percentage points and the payment period by one year, to a maximum of 100% of the retainer payable for a period of ten years. In the event of a change of control of the Corporation, each nonemployee director would be fully vested in the maximum retirement benefit.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    There are four standing committees of the Board: Executive Committee, Audit Committee, Corporate Governance Committee, and Human Resources Committee. Members of each committee, who are elected by the full Board, are named below. The Corporation follows the practice of periodically rotating the chairmanship of the Audit Committee, Corporate Governance Committee, and Human Resources Committee.

                                                           CORPORATE                     HUMAN
        EXECUTIVE                  AUDIT                  GOVERNANCE                   RESOURCES
-------------------------  ---------------------  ---------------------------  -------------------------
J. David Parkinson*        Thomas W. Jones*       Raymond B. Carey, Jr.*       Ernest H. Drew*
Raymond B. Carey, Jr.      Robert A. Kenkel       T. Kevin Dunnigan            Jeananne K. Hauswald
T. Kevin Dunnigan          Jean-Paul Richard      Kenneth R. Masterson         William H. Waltrip
William H. Waltrip         Ian M. Ross            J. David Parkinson

    * Chairman

EXECUTIVE COMMITTEE

    The Executive Committee's function is to act for the Board, to the extent permitted by law, in any situation in which Board action is required and it is not practicable to have a meeting of the Board. The Executive Committee took action by written consent in lieu of a meeting of the Committee on one occasion in 1996.

AUDIT COMMITTEE

    This committee is composed solely of nonemployee directors of the Corporation. The Audit Committee's principal responsibilities are to: (1) provide an open avenue of communication between and among the independent accountants, the internal auditors, management and the Board of Directors; (2) review the engagement of the independent accountants and recommend to the Board the firm to be appointed each year, subject to ratification by the Corporation's shareholders; (3) review the plan and scope of the independent accountants' annual audit of the Corporation's financial statements; (4) review the internal audit plan, its scope, the factors considered in its development and the audit results; (5) review the annual financial statements and related notes, the adequacy of disclosures, the impact of major accounting policy decisions and the results of the annual financial statement audit; (6) review the adequacy of reserves, accounting estimates and management's judgments employed in the preparation of the financial statements; (7) review the adequacy and scope of the Corporation's internal accounting controls and procedures; (8) review the fees and expenses for audit and non-audit services provided by the independent accountants; (9) review the impact of any new accounting or auditing standards being considered by the accounting profession or the Securities and Exchange Commission; (10) direct and supervise investigations, if necessary, into any matter it deems appropriate; and (11) report its findings and actions to the Board. There were three meetings of the Audit Committee in 1996.

CORPORATE GOVERNANCE COMMITTEE

    A majority of the members of this committee must be nonemployee directors of the Corporation. A former employee serving on this committee is considered a nonemployee director. The Corporate Governance Committee (1) reviews the performance, attendance, and maintenance of qualifications of current members of the Board; (2) receives suggestions and makes recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted to the annual meeting of shareholders; (3) makes recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board; (4) reviews Board procedures and practices; (5) recommends membership assignments for committees of the Board; and (6) reviews and takes action on requests for management personnel to serve on boards of directors of other companies. The Corporate Governance Committee will consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board. Shareholders should submit the name, biographical data, and qualifications of any such suggested candidate to the Corporate Secretary. Any such recommendation should be accompanied by the written consent of such person to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Corporation's Bylaws require that the nomination satisfy certain conditions, including, generally, that written notice be delivered to the Corporate Secretary at the Corporation's principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of shareholders. A copy of the applicable Bylaw is available from the Corporate Secretary upon the request of any shareholder. There were three meetings of the Corporate Governance Committee in 1996.

HUMAN RESOURCES COMMITTEE

    This committee is composed solely of nonemployee directors of the Corporation. The Human Resources Committee (1) reviews compensation programs, employee benefit plans, and personnel policies applicable to officers and other members of senior management; (2) reviews management development and succession programs; (3) reviews major organization changes and evaluates their impact on senior management succession plans and reward systems, and makes recommendations to the Board when Board action is required; (4) makes recommendations to the Board on the compensation of the five most highly compensated executive officers; (5) establishes annually the performance criteria for the Executive Incentive Plan and certifies at the end of each year the extent to which the performance targets are met; (6) performs the administrative functions assigned to the Committee by the provisions of the Executive Incentive and the 1993 Management Stock Ownership Plans; and (7) reports the results of its actions and findings to the Board, and, with respect to the above, recommends programs and changes considered desirable. The chairman of this committee is responsible for chairing the annual review by the nonemployee directors of the performance of the Chief Executive Officer. There were four meetings of the Human Resources Committee in 1996.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended December 29, 1996, December 31, 1995, and January 1, 1995, the cash compensation paid by the Corporation and its subsidiaries as well as other compensation paid for those years to each of the five most highly compensated executive officers of the Corporation (the "Named Executives") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                               AWARDS
                                                                                      -------------------------
                                                       ANNUAL COMPENSATION                          NUMBER OF
                                              --------------------------------------  RESTRICTED   SECURITIES
                                                                       OTHER ANNUAL     STOCK      UNDERLYING      ALL OTHER
            NAME AND                                                   COMPENSATION     AWARDS       OPTIONS      COMPENSATION
       PRINCIPAL POSITION            YEAR     SALARY ($)  BONUS ($)       ($)(1)        ($)(2)     GRANTED (#)       ($)(3)
---------------------------------  ---------  ----------  ----------  --------------  ----------  -------------  --------------
T. Kevin Dunnigan................       1996  $  585,000  $  493,448   $    244,453   $  345,337       28,380      $   54,752
  Chairman and Chief Executive          1995     550,000     444,235        175,796      248,316       19,600          58,647
  Officer                               1994     511,665     260,931        230,445      329,940       93,760          49,575
Clyde R. Moore...................       1996     460,000     388,010        196,597      308,055       24,284          30,511
  President and Chief Operating         1995     400,000     323,080        101,658      146,011       11,450          24,687
  Officer                               1994     342,000     174,408        233,880      339,402       97,010          20,149
T. Roy Burton (4)................       1996     209,504     109,047        --           139,478        6,712          11,294
  President-Electronics/OEM             1995     197,837      83,317         38,526       55,361        4,350          10,888
  Division                              1994     159,795     129,885         41,600       53,620       16,140           7,056
Fred R. Jones (5)................       1996     205,000     121,042         55,092      183,089        8,810          14,095
  Vice President-Finance and            1995      83,333      61,116         15,097       --           10,000           1,870
  Treasurer
Gary R. Stevenson................       1996     217,300     109,976        --           153,449        7,382          13,729
  Vice President-Operations             1995     205,000      99,347         31,533       72,067        4,800          11,614
                                        1994     182,836      55,948         39,288       84,222       20,300           8,516

------------------------

(1) Except for Mr. Jones (see footnote 5), the amounts reported represent cash payments of Federal and state withholding taxes equal to the fair market value on the date of award of such number of shares of Common Stock that the recipient of a restricted stock award elected to forgo in favor of tax payments.

(2) Fair market value of shares awarded on the date of grant in each year. Dividends are paid to the recipients of restricted stock awards at the same time and at the same rate as paid to all shareholders. The number and value of the aggregate restricted stock holdings as of December 29, 1996, based on the closing market price of the Common Stock on December 27, 1996 of $44.375 are as follows:

Mr. Dunnigan..................................................................................................  26,846  $1,191,291
Mr. Moore.....................................................................................................  23,440   1,040,150
Mr. Burton....................................................................................................   6,994     310,359
Mr. Jones.....................................................................................................   4,744     210,515
Mr. Stevenson.................................................................................................   8,814     391,121

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(Footnotes continued from preceding page)

(3) The amounts reported in 1996 for Messrs. Dunnigan, Moore, Burton, Jones and Stevenson include contributions to a 401(k) plan in the amounts of $6,102, $6,347, $6,303, $5,155 and $6,462, respectively; contributions to a nonqualified savings plan in the amounts of $14,560, $17,466, $358, $3,175 and $3,990, respectively; and premiums paid by the Corporation in the amounts of $34,090, $6,698, $4,633, $5,765 and $3,277, respectively, for group term life insurance and whole life insurance having an aggregate face value equal to 1 1/2 times each person's annual base salary and average bonus ("Life Insurance"). The amounts reported in 1995 for Messrs. Dunnigan, Moore, Burton, Jones and Stevenson include contributions to a 401(k) plan in the amounts of $5,936, $5,803, $6,476 $1,328 and $6,575, respectively;
    contributions to a nonqualified savings plan in the amounts of $20,245, $12,505, $0, $542 and $1,920, respectively; and premiums paid by the Corporation in the amounts of $32,466, $6,379, $4,412, $0 and $3,120, respectively, for Life Insurance. The amounts reported in 1994 for Messrs. Dunnigan, Moore, Burton and Stevenson include contributions to a 401(k) plan in the amounts of $3,288, $3,231, $3,087, and $2,476, respectively; contributions to a nonqualified savings plan in the amounts of $18,311, $10,873, $0, and $4,085, respectively; and premiums paid by the Corporation in the amounts of $27,976, $6,046, $3,969, and $2,955, respectively, for Life Insurance.

(4) The amounts reported for 1994 are for the period beginning February 25, the date that Mr. Burton joined the Corporation. The bonus amount for 1994 is comprised of an annual incentive payment of $69,885 and a signing bonus of $60,000.

(5) The amounts reported for 1995 are for the period beginning August 1, the date that Mr. Jones joined the Corporation. The bonus amount for 1995 is comprised of an annual incentive payment of $47,116 and a signing bonus of $14,000. Other Annual Compensation reported for 1996 and 1995 consists of relocation expenses paid to or on behalf of Mr. Jones.

STOCK OPTION GRANTS

    The following table contains information concerning the grant of stock options under the Corporation's 1993 Management Stock Ownership Plan to the Named Executives as of the end of the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                       --------------------------------------------------------    POTENTIAL REALIZABLE
                                        NUMBER OF                                                    VALUE AT ASSUMED
                                       SECURITIES      PERCENT OF                                 ANNUAL RATES OF STOCK
                                       UNDERLYING     TOTAL OPTIONS                                 PRICE APPRECIATION
                                         OPTIONS       GRANTED TO       EXERCISE                    FOR OPTION TERM(3)
                                         GRANTED      EMPLOYEES IN        PRICE     EXPIRATION   ------------------------
                NAME                     (#)(1)        FISCAL YEAR      ($/SH)(2)      DATE          5%          10%
-------------------------------------  -----------  -----------------  -----------  -----------  ----------  ------------

T. Kevin Dunnigan....................      28,380            7.57%       $38.59375    02-07-06   $  688,822  $  1,745,611
Clyde R. Moore.......................      24,284            6.47         38.59375    02-07-06      589,407     1,493,672
T. Roy Burton........................       6,712            1.79         38.59375    02-07-06      162,910       412,845
Fred R. Jones........................       8,810            2.35         38.59375    02-07-06      213,831       541,890
Gary R. Stevenson....................       7,382            1.97         38.59375    02-07-06      179,171       454,056

------------------------

(1) Options become exercisable in three equal annual installments beginning February 7, 1997.

(2) Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape ("NYSE Tape") on the date of grant. The exercise price may be paid in cash or by tendering shares of Common Stock valued at the closing price reported on the NYSE Tape for the day immediately preceding the date of exercise.

(3) The dollar amounts under these columns are the result of calculations at the arbitrary rates of 5% and 10% set by the Securities and Exchange Commission and are not a forecast of the value of the Common Stock.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                             SHARES                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                            ACQUIRED      VALUE      OPTIONS AT 12-29-96 (#)          12-29-96 ($)(2)
                                           ON EXERCISE   REALIZED   --------------------------  ---------------------------
                  NAME                         (#)        ($)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------------------  -----------  ----------  -----------  -------------  ------------  -------------
T. Kevin Dunnigan........................      14,988   $  256,557     145,848        72,704    $  1,927,198   $   682,194
Clyde R. Moore...........................      --           --          95,890        64,254       1,234,263       647,011
T. Roy Burton............................      --           --          12,211        14,991         142,204       135,988
Fred R. Jones............................      --           --           3,334        15,476          35,424       121,759
Gary R. Stevenson........................      --           --          23,784        17,348         282,433       159,329

------------------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Market value of in-the-money option shares on December 29, 1996 ($44.375), less option exercise price.

PENSION PLAN

    Based on compensation that is covered under the Executive Retirement Plan ("ERP") and years of service with the Corporation and its subsidiaries, the following table gives the aggregate annual retirement income covered participants will receive upon retirement at age 60 or later with the required minimum of 20 years of credited service or more under the ERP. The ERP is an unfunded, nonqualified retirement plan for designated corporate officers and key executives that provides supplemental benefits, including amounts that would otherwise be denied participants by reason of certain limitations imposed on qualified plan benefits by the Internal Revenue Code of 1986, as amended, and elective deferrals to a nonqualified savings plan. The benefit payable under the ERP incorporates amounts payable to a participant from (1) a qualified pension plan; (2) the employer-paid portion of a participant's Social Security benefit; and (3) the employer-paid portion of a participant's 401(k) and nonqualified savings plan accounts.

                               PENSION PLAN TABLE

    HIGHEST
    5-YEAR
    AVERAGE                     YEARS OF SERVICE
 COMPENSATION    -----------------------------------------------
    LEVELS           20          25          30      35 OR MORE
---------------  ----------  ----------  ----------  -----------
 $     200,000   $  100,000  $  115,000  $  130,000   $ 145,000
       300,000      150,000     172,500     195,000     217,500
       400,000      200,000     230,000     260,000     290,000
       500,000      250,000     287,500     325,000     362,500
       600,000      300,000     345,000     390,000     435,000
       700,000      350,000     402,500     455,000     507,500
       800,000      400,000     460,000     520,000     580,000
       900,000      450,000     517,500     585,000     652,500
     1,000,000      500,000     575,000     650,000     725,000
     1,100,000      550,000     632,500     715,000     797,500

    Covered compensation is comprised of annual base salary and incentive compensation paid under the Thomas & Betts Corporation Executive Incentive Plan. Benefit amounts shown in the above table assume that payments are made on a 10-year certain and life annuity.

    The Named Executives had the following years of credited service under the terms of the ERP as of February 14, 1997: Mr. Dunnigan, 35; Mr. Moore, 11; Mr. Burton, 3; Mr. Jones, 2; and Mr. Stevenson, 11.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL
  ARRANGEMENTS

    The Corporation entered into an agreement with T. Kevin Dunnigan effective February 5, 1997 (the "Agreement") in connection with Mr. Dunnigan's desire to relinquish the title of Chief Executive Officer and to retire as an employee of the Corporation as of the organizational meeting of the Board on May 7, 1997. In recognition of Mr. Dunnigan's long and valued service to the Corporation, including 12 years as Chief Executive Officer, the Agreement provides for the grant to Mr. Dunnigan on February 5, 1997 of a stock option for 26,170 shares, a restricted stock award of 14,091 shares that will vest on February 4, 2000, and a special stock award of 32,302 shares that will be distributed in three substantially equal installments on May 7, 1998, May 7, 1999 and May 7, 2000, respectively, subject to his compliance with covenants as to confidential information and competitive conduct; an incentive cash bonus in March 1998 under the Executive Incentive Plan as if he had served as Chief Executive Officer of the Corporation for the entire fiscal year 1997; and retirement benefits under the ERP attributable to a retirement age of 60. No other stock grants or awards or cash bonuses will be made to Mr. Dunnigan during the term of the Agreement.

    The Agreement further provides for Mr. Dunnigan's post-retirement service as Chairman of the Board for a term ending May 6, 2000 at an annual rate of no less than $500,000 per year and perquisites consisting of membership fees in a golf club in Memphis, Tennessee, that is used in part for Corporation business, and an automobile allowance. Mr. Dunnigan has undertaken to devote his knowledge, skill, attention and energies to the performance of the duties of Chairman of the Board, to perform projects that are assigned by the Board or requested by the Chief Executive Officer, and to refrain from engaging in any business, service or employment without the prior consent of the Board. No other fees, stock awards, retirement benefits or other compensation shall be paid to Mr. Dunnigan for serving as a member of the Board or any committee of the Board during the term of the Agreement. The change-of-control provisions described below also apply to this Agreement.

    The Corporation has an agreement with each of the Named Executives providing for continuation of employment for a term of three years following any change of control of the Corporation. Each agreement provides for compensation to be continued during the three-year term at least at the same level that existed prior to the time of a change of control, provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person's position; the diminution of the person's position, authority, duties or responsibilities; failure to provide compensation and/or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Corporation to assume and agree to perform the agreement. A person's employment may be terminated for cause, which is an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person's duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and restricted stock awards if the person's employment is terminated following a change of control. Any amount payable under the agreement will be reduced by the amount of any compensation earned by the person from other employment during the term of the agreement.

    Generally, a "change of control" shall be deemed to have occurred if (i) any person, including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of 25% or more of the outstanding voting securities of the Corporation or (ii) a majority of the Board shall cease for any reason to be members of the "Incumbent Board." The Incumbent Board shall mean a director who was a director of the Corporation as of the date of each employment agreement as well as any person whose election or nomination after such date was approved by at least 75% of the vote of the then Incumbent Board.

                         THE HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

1.  EXECUTIVE COMPENSATION PHILOSOPHY

    The executive compensation program is designed to align shareholder and management interests, to balance the focus on annual performance targets with actions needed for the long-term success of the Corporation, and to attract, motivate, and retain key executives.

        (a) PAY POSITIONING: Thomas & Betts positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/electronics companies that make up the line-of-business indexes shown in the performance graph that follows this report. Since electrical/electronics compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the Committee believes that general industry companies represent an appropriate comparative framework. The annual and long-term incentive components of compensation are sufficiently variable so that there should be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time. In fact, the averages of the Chief Executive Officer's actual total direct compensation for the 12-, 5- and 3-year periods ended 1996 have been closely aligned with the Corporation's common stock performance relative to the S&P 400 for those time periods.

        (b) PAY MIX: Like total direct compensation, each component is positioned at the median of general industry companies.

           (i) BASE SALARY: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance and potential, and/ or changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the named executive officers' base salaries in 1996 was slightly below the targeted level.

           (ii) ANNUAL INCENTIVE: Annual incentives are based upon actual performance compared to established corporate and divisional performance goals. Annual incentives range between 20% and 40% of base salary for median performance and provide a maximum payout of between 60% and 100% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the Chief Executive Officer and other corporate staff executive officers, the annual incentive for 1996 is based 50% on return on equity (ROE) relative to the S&P 400 and 50% on earnings per share (EPS) growth. ROE attainment was above mid-point, while EPS was near the maximum of the performance range, resulting in a combined payout above mid-point to these executives. For the divisional executive officer named in the Summary Compensation Table, the annual incentive payment for 1996 was based on corporate ROE (12 1/2% weighting), EPS (12 1/2%), and the performance of that officer's division on income (50%) and cash flow (25%). As a group, the average of the named executive officers' incentive payments for fiscal year 1996 was 72.9% of base salary.

           (iii) LONG-TERM INCENTIVES: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide an expected value at grant date approximately at the 50th percentile for general industry, according to a mix predetermined by the Committee.

       For executive officers, the expected value of grants ranges from approximately 52% to 150% of base salary. Individual grants may vary based on the Committee's assessment of individual performance and potential. As a group, the average of the named executive officers' annual long-term incentive awards in 1996 was 123.7% of base salary. In determining stock option and restricted stock awards, the Committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest over a three-year period at the rate of one-third per year. Restricted stock vests at the end of three years.

2.  CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Dunnigan's base salary in 1996, $585,000, was increased by 6.4% over the prior year. This placed his base salary at the median paid to chief executive officers in general industry companies of comparable size. The Committee based this increase on the continued good performance of the Corporation, comparability with other positions within general industry at the 50th percentile and the length of time that Mr. Dunnigan has served as the Chief Executive Officer.

    Mr. Dunnigan's target annual incentive was 40% of base salary in 1996, and the maximum incentive was 100% of base salary. Before consolidation with the financial results of Augat Inc. and before special charges, the Corporation's 1996 return on equity was 15.5%, which was above the mid-point of the performance range, and earnings per share was near the maximum of the performance range, which together resulted in Mr. Dunnigan receiving an annual incentive of $493,448. Mr. Dunnigan was granted a stock option for 28,380 shares and a restricted stock award for 15,282 shares, of which Mr. Dunnigan elected to forgo 6,334 shares in favor of cash payments for withholding taxes. As in previous years, the Committee targeted the expected value of the stock option and restricted stock awards to Mr. Dunnigan to be at the 50th percentile of general industry according to a mix predetermined by the Committee.

3.  POLICY REGARDING EXECUTIVE COMPENSATION DEDUCTIBILITY

    The Corporation's policy is to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Performance-based compensation is a significant part of executive compensation, and it is the Corporation's policy to take all reasonable action to maximize the deductibility of such compensation.

    The Executive Incentive Plan ("EIP") and the 1993 Management Stock Ownership Plan ("MSOP") were approved by the shareholders, and incentive payments under the EIP and stock options granted under the MSOP prior to this year's annual shareholders' meeting qualify as performance-based compensation that is not subject to a limit on deductibility. Shareholder approval of an amendment to the MSOP is being requested so that future stock option grants will continue to qualify as performance-based compensation. (See proposal on page 17.)

    Base salary and the value of restricted stock awards do not qualify as performance-based compensation under the provisions of Section 162(m) of the Internal Revenue Code (the "Code"), but it is unlikely in the foreseeable future that such amounts, as calculated under the Code, that are paid to any executive other than the Chief Executive Officer will exceed the deductibility limit.

                                          Ernest H. Drew, Chairman
                                          Jeananne K. Hauswald
                                          William H. Waltrip

PERFORMANCE GRAPH

    The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return for the five years ended December 31, 1996 of Standard & Poor's ("S&P") 500 Stock Index, the S&P Electrical Equipment Index and a Thomas & Betts self-constructed peer group index ("T&B Peer Group Index"), which will replace the S&P Electrical Equipment Index in the performance graph in future proxy statements. The shareholder returns in each case have been calculated using the calendar year rather than the Corporation's fiscal year, which was changed in 1993 to end on the Sunday closest to December 31.

    The S&P Electrical Equipment Index has been used as a comparator since the performance graph was first presented in 1993. It was originally selected because it was a published industry index that represented a reasonable peer group. However, General Electric Co. ("GE"), currently weighted at over 70% of the total, dominates this index, and most of GE's businesses, which include financial services, materials, plastics, aircraft engines, major appliances and TV broadcasting, are significantly different from the Corporation's business segments.

    The T&B Peer Group Index consists of companies whose businesses are more representative of the Corporation's business segments, and serves as a more valid basis for comparing total returns to shareholders. The companies in the T&B Peer Group Index are: AMP Incorporated, Emerson Electric Co., W.W. Grainger, Inc., and General Signal Corporation, which are in the S&P Electrical Equipment Index, and Berg Electronics Corp. (effective as of its initial public offering in March 1996), Cooper Industries, Inc., Hubbell Incorporated--Class B, Molex Incorporated and Robinson Nugent, Inc.

    The T&B Peer Group Index has been weighted in accordance with each company's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year was calculated by summing the products obtained by multiplying (i) the percentage that each company's market capitalization represents of the total market capitalization for all companies in the index for each such year by (ii) the total shareholder return for that company for such year.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG THOMAS & BETTS CORPORATION, T&B PEER GROUP INDEX,
            S&P 500 STOCK INDEX, AND S&P ELECTRICAL EQUIPMENT INDEX
                  (ASSUMES $100 INVESTED ON DECEMBER 31, 1991
                         AND REINVESTMENT OF DIVIDENDS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            S&P 500   S&P 500 ELECTRICAL EQUIPMENT   THOMAS & BETTS    T&B PEER GROUP
1991          100.00                        100.00            100.00            100.00
1992          107.61                        109.49            117.96             99.97
1993          118.39                        132.08            109.14            110.32
1994          119.99                        133.55            129.64            113.54
1995          164.92                        187.38            147.20            137.84
1996          202.69                        252.75            182.17            163.79

Thomas & Betts    $  100.00  $  117.96  $  109.14  $  129.64  $  147.20  $  182.17
  % change                       17.96%     -7.48%     18.78%     13.55%     23.76%
  year to year

T&B Peer Group       100.00      99.97     110.32     113.54     137.84     163.79
  % change                       -0.03%     10.35%      2.92%     21.40%     18.83%
  year to year

S&P 500              100.00     107.61     118.39     119.99     164.92     202.69
  % change                        7.61%     10.02%      1.35%     37.44%     22.90%
  year to year

S&P Electrical       100.00     109.49     132.08     133.55     187.38     252.75
Equipment
  % change                        9.49%     20.63%      1.11%     40.31%     34.89%
  year to year

2. AMENDMENT OF THE 1993 MANAGEMENT STOCK OWNERSHIP PLAN

    The 1993 Management Stock Ownership Plan (the "Plan") was approved by the shareholders on May 5, 1993. The Plan provides for the grant of stock-based compensation awards to employees of the Corporation, including any entity that is directly or indirectly controlled by the Corporation or any entity in which the Corporation has a significant equity interest, in each calendar year of up to one and one-quarter percent (1 1/4%) of the outstanding Common Stock as of the first day of such year plus (i) any shares available for issuance in previous years but not actually issued, (ii) any shares which have been exchanged by a participant as full or partial payment to the Corporation in connection with any award under the Plan, and (iii) any shares subject to any grant or award that is forfeited or terminated without issuance of the shares or other consideration. There is a limit of 3,000,000 shares (adjusted for the two-for-one stock split on April 9, 1996) on the aggregate number of shares that have been issued or are available for issuance pursuant to the exercise of Incentive Stock Options granted under the Plan.

    The Plan as adopted does not provide a limit on the number of shares for which grants may be made to any employee in any given year ("Maximum Annual Grant"). Regulations under Section 162(m) of the Internal Revenue Code (the "Code"), which became effective after the Plan was approved by the Corporation's shareholders, require a plan to have a shareholder-approved Maximum Annual Grant if grants under the Plan are to qualify as performance-based compensation not subject to the $1 million limit on deductibility of compensation paid to the Chief Executive Officer (the "CEO") or to any other executive officer whose compensation is required to be reported in the Corporation's proxy statement ("Executive Officers").

    As stated in the Human Resources Committee Report on Executive Compensation, it is the Corporation's policy to take all reasonable action to maximize the deductibility of all performance-based compensation. Therefore, the Board recommends that the shareholders approve an amendment to the Plan to add to
Section 5, "Shares of Common Stock Subject to the Plan," a new paragraph (f) to read as follows:

    "(f) Except for a grant that meets all of the requirements for performance-based compensation set forth in Internal Revenue Code Section 162(m), paragraph (e), and subject to adjustment as provided in Section 6, no officer or employee may receive, in any given year, grants of stock options and/or SARs which, singly or in the aggregate, cover more than 200,000 shares of the Common Stock."

    Approval of the amendment will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for the Corporation in fiscal year 1996 were KPMG Peat Marwick LLP. The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Corporation for the fiscal year 1997 and until the 1998 Annual Meeting of Shareholders. The firm has audited the Corporation's financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Corporation or any subsidiary of the Corporation. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of other independent public accountants.

    Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement if they desire to do so, and to respond to appropriate questions.

    Ratification of the appointment of KPMG Peat Marwick LLP will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Corporate Secretary at the Corporation's principal executive offices by November 24, 1997, to be considered for inclusion in the Corporation's proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders.

                                 OTHER BUSINESS

    The Annual Meeting is called for the purposes set forth in the Notice. The Board does not know of any matter for action by shareholders at such meeting other than the matters described in the Notice. For any matter to be properly brought before the Annual Meeting, it must be an appropriate subject for shareholder consideration, timely notice thereof must be given in writing to the Corporate Secretary, and other applicable requirements must be met. In general, such notice is timely if it is delivered to the Corporate Secretary at the principal executive offices of the Corporation not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting. The Bylaws specify the information to be included in the shareholder's notice. An interested shareholder can obtain a complete copy of the Bylaw provisions by making a written request therefor to the Corporate Secretary. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing hereof but which may properly come before the Annual Meeting. The persons named as Proxies on the proxy card are authorized to vote in accordance with their best judgment on any such matter.

                                          By Order of the Board of Directors,
                                          JANICE H. WAY, CORPORATE SECRETARY

P  R  O  X  Y

                              THOMAS & BETTS CORPORATION
                    (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
                      ANNUAL MEETING OF SHAREHOLDERS--MAY 7, 1997

The undersigned hereby appoints T. KEVIN DUNNIGAN, FRED R. JONES and CYLDE R. MOORE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 10, 1997, at the Annual Meeting of Shareholders to be held on May 7, 1997, or any adjournment thereof.

Nominees for election as directors:
E.H. Drew, T.K. Dunnigan, J.K. Hauswald, T.W. Jones,
R.A. Kenkel, J.N. Lemasters, K.R. Masterson, T.C. McDermott,
C.R. Moore, J.-P. Richard, I.M. Ross, and W.H. Waltrip.

                                               CHANGE OF ADDRESS ONLY:
                                      --------------------------------------
                                      --------------------------------------
                                      --------------------------------------
                                      --------------------------------------
                                      (If you have written in the above
                                      space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                      SIDE

/x/ Please mark your
    votes as in this
    example.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Directors (see reverse)         FOR /  /    WITHHELD /  /
   For, except vote withheld from the following nominee(s)

   ------------------------------------------------------

2. Amendment of the 1993 Management Stock Ownership Plan.
             FOR /  /     AGAINST /  /     ABSTAIN /   /

3. Ratification of appointment of KPMG Peat Marwick LLP as independent public accountants.
             FOR /  /     AGAINST /  /     ABSTAIN /   /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                               Check this box
                               to note change    /   /
                               of address

                               Note: Please sign exactly as your name appears on this Proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, guardian, custodian, or corporate official, sign name and title.


                               -----------------------------------------------

                               -----------------------------------------------
                               SIGNATURE(S)                         DATE